UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 4, 2025

Battalion Oil Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-35467	20-0700684
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

820 Gessner Road Suite 1100 Houston, Texas	77024
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (832) 538-0300

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

◻    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

◻    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

◻    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

◻    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock par value $0.0001	BATL	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ◻

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ◻

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Retention and Incentive Plan

On March 4, 2025, Battalion Oil Corporation (the “Company”) adopted a Retention and Incentive Plan (the “Plan”) to provide for certain compensation for retention and incentives to eligible employees of the Company, including the Company’s named executive officers (each, a “Participant”).

The Plan provides for the payment of cash bonuses (the “Retention Bonuses”) to Participants who were employees at the time the Plan was implemented and who remain employed by the Company through December 31, 2026 (the “Retention Bonus Term”). The Retention Bonuses consist of two payments, subject to certain restrictions, the first payment is scheduled to occur in early March 2025, and the second will become payable at the end of the Retention Bonus Term. The Retention Bonuses are subject to the Participants’ continued employment with the Company and would be owed back to the Company if the Participant leaves the Company without good reason or if their employment is terminated for cause before the Retention Bonus Term. Additionally, Participants will receive a partial advance payment on their 2025 bonus equal to 50% of their target bonus (the “2025 Bonus Prepayment”), which will be payable after the second quarter of 2025. The 2025 Bonus Prepayment is subject to the Participants’ continued employment with the Company and would be owed back to the Company if the Participant leaves the Company without good reason or if their employment is terminated for cause before December 31, 2025.

Pursuant to the Plan, the Company established two bonus pools (the “Incentive Bonus Pools”) to be distributed to certain key employees upon a change in control event, consisting of a “Base Pool” in the amount of $4 million and a “NIV Pool,” that is based on growth of the value of the Company versus a base amount, and which funding would be determined by certain performance standards. The benchmark growth of the NIV Pool is calculated using a base amount and the sum of the net value received by the Company’s equity holders in a change in control transaction and, using the XIRR function in Microsoft Excel, using those two values and February 28, 2025 and the closing date of the change in control transaction as the dates (the “IRR”). Upon such a qualifying change in control event, the NIV Pool would be funded as follows: (a) if the IRR exceeds a theoretical 10% (but less than 15%) then the NIV Pool shall be 10% of the positive difference between (i) sum of net value received equity holders and (ii) base amount (such difference being “Net Increase in Value”); (b) if the IRR exceeds a theoretical 15% (but less than 20%) then the incentive pool shall be 15% of the Net Increase in Value; and (c) if the IRR exceeds a theoretical 20% then the incentive pool shall be 20% of the Net Increase in Value. The Incentive Bonus Pools shall expire on December 31, 2026.

As a condition for the participation in the Plan, Participants shall agree to and waive all rights to the Equity Grant Units, awarded under the previously disclosed Merger Incentive Plan, dated as of September 19, 2024, which would have vested upon a change in control event. Upon mutual agreement by the Participant and the Company, such awards will be rescinded and deemed null and void, and the associated Equity Grant Units will be cancelled.

Following the adoption of, and pursuant to, the Plan, each of the Company’s named executive officers, identified below, entered into individual retention and award agreements, and the Company allocated the following retention and incentive awards to such officers:

Named Executive Officer	Matthew B. Steele	Daniel P. Rohling	Walter R. Mayer
Retention Bonus – First Payment	$ 137,500	$ 145,000	$ 75,000
Retention Bonus – Second Payment	$ 137,500	$ 145,000	$ 75,000
2025 Bonus Prepayment	$ 183,750	$ 183,750	$ 106,622
Base Pool Percentage Share	31.75%	25%	11.25%
NIV Pool Percentage Share	30%	25%	6.5%

Under the Plan, the Board, upon recommendation of the Compensation Committee, directed management to explore paths to provide for a repurchase from Participants of the common stock issued upon vesting of restricted stock units, to occur in two phases, and subject to Participant’s continued employment at such time: 50% of such shares in the near term and 50% on or around December 31, 2026. In each case, the purchase price would be $3.00 per share. As of the date of this report, management has not taken any substantive steps to implement the Board’s directive.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BATTALION OIL CORPORATION

March 7, 2025	By:	/s/ Matthew B. Steele
	Name:	Matthew B. Steele
	Title:	Chief Executive Officer

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